UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: September 28, 2006
(Date of earliest event reported)
John D. Oil and Gas Company
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-30502 (Commission File Number)	94-6542723 (I.R.S. Employer Identification No.)

8500 Station Street, Suite 345 Mentor, Ohio (Address of principal executive offices)	44060 (Zip Code)
(440) 974-3770
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On September 28, 2006, John D. Oil and Gas Company (the “Company”) entered into a Loan Agreement between the Company, Richard M. Osborne, the Company’s Chief Executive Officer and Chairman of the Board (the Company and Mr. Osborne, together, the “Borrowers”), and Charter One Bank, N.A (“Charter One”). The Loan Agreement provides the Borrowers a revolving loan (the “Loan”) in the amount of up to $5.0 million until September 28, 2007. The Loan is evidenced by the Company’s Revolving Term Note (the “Note”) payable to Charter One. The Loan and Note are unsecured.
Interest on the aggregate principal balance of the Loan is payable at a rate per annum equal to 1.75% above the London Inter-Bank Offer Rate (LIBOR) rate. All accrued and unpaid interest is payable monthly and is calculated based on a 360 day year and the actual number of days elapsed.
The Company intends to use the proceeds of the Loan primarily to drill new oil wells and further grow its core business of extracting and producing oil and natural gas products.
The Loan Agreement also contains a number of affirmative and negative covenants, including requiring the Borrowers to provide periodic financial statements to Charter One and Mr. Osborne to maintain unencumbered liquid assets of at least $10.0 million.
The foregoing descriptions of the Loan Agreement and Note are not complete and are qualified in their entirety by reference to the full and complete terms of the Loan Agreement and the Note, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

10.1	Loan Agreement between John D. Oil and Gas Company, Richard M. Osborne and Charter One Bank, N.A., dated as of September 28, 2006

10.2	Revolving Term Note of John D. Oil and Gas Company in favor of Charter One Bank, N.A., dated as of September 28, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John D. Oil and Gas Company
By:	/s/ C. Jean Mihitsch
	Name:	C. Jean Mihitsch
	Title:	Chief Financial Officer
Dated: October 3, 2006

EXHIBIT INDEX

Exhibit Number	Description

10.1	Loan Agreement between John D. Oil and Gas Company, Richard M. Osborne and Charter One Bank, N.A., dated as of September 28, 2006

10.2	Revolving Term Note of John D. Oil and Gas Company in favor of Charter One Bank, N.A., dated as of September 28, 2006